Exhibit 99.1

PANAMSAT HOLDING CORPORATION REPORTS
FIRST QUARTER 2006 RESULTS

Company Builds Cash Position; Enhances Global Fleet; Ready to Provide Mobile
Communications for Hurricane Season

WILTON, Conn., May 11, 2006 — PanAmSat Holding Corporation (NYSE: PA), the satellite-based communications company, delivering the largest number of TV channels in the world by satellite and providing network distribution services globally to enterprise and government customers, reported financial results for the first quarter ended March 31, 2006.

Financial highlights for the first quarter include:

•                  Total revenues of $213.2 million increased 2.1% from Q1 2005, while video services revenues, the “core” portion of PanAmSat’s business representing 65.3% of total revenues, grew 3.4% over Q1 2005

•                  Adjusted EBITDA(1) was $169.5 million, up 3.7% over Q1 2005

•                  Adjusted EBITDA Margin(1)  was 78%, up from 76% a year earlier

•                  Net income was $27.8 million, or $0.22 per share on a diluted basis, up from $1.1 million or $0.01 per share on a diluted basis for Q1 2005

•                  The Company increased its cash and cash equivalents balance to $152.2 million as of March 31, 2006 from $126.3 million as of December 31, 2005, an increase of $25.9 million

•                  In April 2006, the Company paid $52.3 million in dividends for the first quarter of 2006 based upon strong financial results

Joe Wright, CEO of PanAmSat said, “Once again, we continued with our strong financial performance with healthy revenue growth and increasing margins, resulting in strong cash flows. There were also some important operating and marketing achievements during the quarter, including:

*We maintained our fleet reliability at an industry high level of 99.999982% which translated into extraordinary customer service.

*In North America video we launched our Vis-á-TV ethnic programming platform marking the first time a FSS operator is offering U.S. cable systems, DTH, IPTV and broadband network distributors a portfolio of international programming for their subscribers.

*We continued to expand connectivity/network services in developing markets. For example, we are providing satellite services to Mexico’s Enciclomedia initiative, a government sponsored program to bring IP connectivity to elementary schools across the country. In the first phase of the program, we are delivering the satellite-based service to over 13,000 schools with the goal of reaching thousands more through the continued rollout of the initiative.

*Our HD neighborhood in the U.S. continues to grow and we are expanding our Pan Global DTH platform in Australia. Today, we have 20 channels in our North American HD neighborhood and over 25 channels on our Pan Global DTH platform, with plans to launch similar platforms in New Zealand, New Caledonia and Fiji which would bring our total number of DTH platforms to over 20 worldwide.

*And, we are taking steps to prepare for the upcoming hurricane season by providing critical mobile communications services that can be moved in immediately during and following a disaster

CONTACT:                                                                                 PanAmSat®

KATHRYN LANCIONI (MEDIA/INVESTORS) • TEL 203.210.8649

TWENTY WESTPORT ROAD • WILTON, CONN. 06897 • USA

including: our bandwidth-on-demand product, “QuickSPOT”, packaged with truck-mounted flyaway antennas, an inflatable antenna that fits into a 55 pound backpack, a deployable first responder hardened network pak that supports up to 100 people and can be easily air dropped and point to point trunking capability for terrestrial or cellular nodes. Each of these services are ready-to-go today and can be quickly and easily deployed in the event of either a natural or man-made disaster.  In addition, we continue to work closely with officials within the U.S. Government, as well at the state and local levels, to help them understand the important role satellites can play when such tragedies strike.

For the rest of 2006, we are aggressively looking to expand our HD neighborhood and ethnic programming in the U.S., our DTH platforms internationally, our connectivity services to developing countries and our support to the U.S. Government for disaster recovery, military and other communication requirements. We are not skipping a beat as we plan to merge with Intelsat later this year.”

Merger with Intelsat

On August 29, 2005, PanAmSat and Intelsat, Ltd. (“Intelsat”) announced that the two companies signed a definitive merger agreement under which Intelsat will acquire PanAmSat for $25 per share in cash, or $3.2 billion. Consummation of the merger remains subject to various conditions, including satisfaction of the Hart-Scott-Rodino waiting period, receipt of Federal Communications Commission approvals, receipt of financing and other conditions. If the conditions to the merger are satisfied or waived (to the extent permitted by applicable law), PanAmSat expects the merger to be consummated in the second or third quarter of 2006.

Business Highlights

Total revenues for the first quarter of 2006 were $213.2 million, compared to revenues of $208.8 million for the same quarter last year, an increase of 2.1%. Adjusted EBITDA(1) was $169.5 million for the first quarter of 2006, as compared to $163.4 million for the same period in 2005, an increase of 3.7%. Net income for the quarter was $27.8 million, compared to net income of $1.1 million for the same period in 2005, an increase of $26.7 million. Net income for the first quarter of 2005 was negatively impacted by the $10.4 million of sponsor management fees recorded during the period. Net income for the first quarter of 2006 was positively impacted by the $13.2 million gain on an undesignated interest rate swap recorded during the period.

Fixed Satellite Services (“FSS”)

Through FSS, PanAmSat leases transponder capacity to customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and DTH, in addition to providing consulting and technical services and network services to customers.

FSS revenues for the first quarter of 2006 increased $6.2 million, or 3.2%, to $200.1 million, as compared to $193.9 million in the same period in 2005. This increase was primarily attributable to higher video services revenues of $4.5 million, higher government services revenues of $1.2 million and higher consulting/technical services revenues of $1.0 million, offset partially by a $0.5 million reduction in network services revenues. The increase in video services revenues was primarily due to higher program distribution and DTH services revenues of approximately $2.8 million and higher occasional use services revenues of $2.2 million, as compared to the same period in 2005. The increase in occasional use services was primarily related to the 2006 Winter Olympics.

FSS income from operations for the first quarter of 2006 increased by $32.8 million, or 47.2%, to $102.3 million, compared to $69.5 million for the same period in 2005. This increase was primarily due to several items that impacted the first quarter of 2005, including $10.4 million of sponsor management fees, $3.2 million of facilities restructuring and severance costs and a $2.3 million loss on the termination of sales-type leases which were recorded during the three months ended March 31, 2005. Additionally, during the three months ended March 31, 2006, FSS income from operations increased by $13.2 million as a result of a gain on an undesignated interest rate swap.

FSS Segment EBITDA(2)  for the first quarter of 2006 increased by $6.1 million, or 3.8%, to $166.1 million as compared to $160.0 million for the same period in 2005. This increase was driven by the increased FSS revenues of $6.2 million, partially offset by higher operating costs and expenses of $0.1 million.

Government Services (“G2”)

Through G2, PanAmSat provides global satellite and related telecommunications services to the U.S. government, international government entities and their contractors.

G2 revenues were $19.8 million for the three months ended March 31, 2006, a decrease of $0.6 million compared to $20.4 million for the same period in 2005. G2 revenues increased by $0.2 million for the quarter, after excluding first quarter 2005 revenues related to the construction of an L-band payload on Galaxy 15(3). Revenues from managed network services increased by $2.0 million and revenues from the lease of additional PanAmSat FSS capacity increased by $0.5 million. These increases were substantially offset by a decrease in sales of equipment and other non-satellite products of $2.3 million. There were no revenues related to the L-band payload project in Q1 2006 compared to $0.8 million in Q1 2005, due to the timing of completion of certain milestones on this construction project.

For the three months ended March 31, 2006, G2 income from operations of $3.3 million increased by $0.3 million, or 9.4%, and Segment EBITDA(2)  of $3.7 million increased by $0.2 million, or 7.2%, as compared to the same period in 2005, as a result of a shift to higher margin products and services.

Investors’ Conference Call

PanAmSat will host a conference call on May 11, 2006 at 11 a.m. ET to discuss the Company’s first quarter ended March 31, 2006. Investors can participate in the conference call by dialing (800) 378-6706 (U.S. and Canada) or (719) 457-2082 (International).

For your convenience, the conference call can be replayed in its entirety beginning at 2 p.m. ET on May 11, 2006 through May 18, 2006. If you wish to listen to the replay of this conference call, please dial (888) 203-1112 or (719) 457-0820 and enter passcode 8234434.

The conference call will also be broadcast live through a link on the Investor Relations page on the PanAmSat Web site at http://www.panamsat.com. Please go to the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About PanAmSat

Through its owned and operated fleet of 23 satellites, PanAmSat (NYSE:PA) is a leading global provider of video, broadcasting and network distribution and delivery services. It transmits nearly 2,000 television channels worldwide and, as such, is the leading carrier of standard and high-definition signals. In total, the Company’s in-orbit fleet is capable of reaching over 98% of the world’s population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world. For more information, visit the Company’s Web site at www.panamsat.com.

CONTACTS: Kathryn Lancioni, VP, Corporate Communications of PanAmSat Corporation, 203-210-8000.

NOTE: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. When used in this press release, the words “may”, “might”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions are intended to identify forward-looking statements and information. Actual results may differ materially from anticipated results due to certain risks and uncertainties, which are more specifically set forth in the “Financial Guidance/Recent Presentations” page of the Investor Relations section of our Web site and within our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission (“SEC”) on March 10, 2006, and all of our other filings with the SEC from March 10, 2006 through the current date pursuant to the Securities Exchange Act of 1934. These risks and uncertainties include but are not limited to: (i) the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments on our outstanding indebtedness and future dividend payments to our stockholders; (ii) failure to complete our pending merger with Intelsat and the resulting impact on our business and financial results; (iii) risks associated with operating our in-orbit satellites; (iv) satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; (v) our ability to obtain new or renewal satellite insurance policies on commercially reasonable terms or at all; (vi) possible future losses on satellites that are not adequately covered by insurance; (vii) domestic and international government regulation; (viii) changes in our contracted backlog or expected contracted backlog for future services; (ix) pricing pressure and overcapacity in the markets in which we compete; (x) inadequate access to capital markets; (xi) competition; (xii) customer defaults on their obligations owed to us; (xiii) our international operations and other uncertainties associated with doing business internationally; (xiv) our high level of indebtedness; (xv) limitations on our ability to pursue growth opportunities as a result of our dividend policy; and (xvi) litigation. PanAmSat Holding Corporation cautions that the foregoing list of important factors is not exclusive. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control.

Notes:

(1) See Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin Reconciliation on pages 9, 10 and 11.

(2) See Reconciliation of Income From Operations to Segment EBITDA on pages 12 and 13.

(3) See G2 Revenue Reconciliation Table on page 8.

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NINE PAGES OF FINANCIAL INFORMATION TO FOLLOW

PanAmSat Holding Corporation
Summary of Operating Results (Unaudited)
(Amounts in thousands, except share data)

	Three Months Ended
	March 31, 2005	March 31, 2006
Revenues
Operating leases, satellite services and other	$205,201	$210,237
Outright sales and sales-type leases	3,607	2,992
Total Revenues	208,808	213,229

Costs and Expenses
Cost of outright sales and sales-type leases	(2,853)	—
Depreciation and amortization	69,765	69,758
Direct operating costs (exclusive of depreciation and amortization)	34,947	33,211
Selling, general & administrative expenses	18,754	25,114
Sponsor management fees	10,444	—
Facilities restructuring and severance costs	3,349	—
Loss on termination of sales-type lease	2,307	—
Gain on undesignated interest rate swap	—	(13,240)
Total operating costs and expenses	136,713	114,843

Income from operations	72,095	98,386
Interest expense, net	75,526	60,557

Income (loss) before income taxes	(3,431)	37,829
Income tax expense (benefit)	(4,532)	10,045

Net income	$1,101	$27,784

Net income per share—basic	$0.01	$0.23

Net income per share—diluted	$0.01	$0.22

Weighted average common shares outstanding—basic	78,136,000	122,598,093

Weighted average common shares outstanding—diluted	80,809,000	125,377,834

PanAmSat Holding Corporation
Summarized Balance Sheets (Unaudited)
(Amounts in thousands)

	December 31, 2005	March 31, 2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$126,307	$152,165
Accounts receivable, net	66,418	76,341
Net investment in sales-type leases	12,260	9,959
Prepaid expenses and other current assets	20,306	13,720
Deferred income taxes	16,711	16,711

Total current assets	242,002	268,896

SATELLITES AND OTHER PROPERTY AND EQUIPMENT—NET	1,949,560	1,950,862
NET INVESTMENT IN SALES-TYPE LEASES	64,913	64,785
GOODWILL	2,244,131	2,244,131
DEFERRED CHARGES AND OTHER ASSETS—NET	333,942	341,398

TOTAL ASSETS	$4,834,548	$4,870,072

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$88,349	$119,257
Current portion of long-term debt	16,600	16,600
Current portion of satellite incentive obligations	13,240	12,638
Accrued interest payable	37,103	17,930
Dividends payable	47,507	52,257
Deferred gains and revenues	24,514	34,012
Total current liabilities	227,313	252,694

LONG-TERM DEBT	3,197,695	3,200,775
DEFERRED INCOME TAXES	9,816	19,212
DEFERRED CREDITS AND OTHER	348,888	370,164

TOTAL LIABILITIES	3,783,712	3,842,845

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY	1,050,836	1,027,227

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,834,548	$4,870,072

PanAmSat Holding Corporation
Summarized Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Three Months Ended
	March 31, 2005	March 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,101	$27,784
Depreciation and amortization expense	69,765	69,758
Deferred income taxes	(7,615)	9,394
Amortization of debt issuance costs and other deferred charges	5,312	5,389
Accretion on senior discount notes	6,534	7,230
Loss on early extinguishment of debt	9,521	—
Provision for uncollectible receivables	90	(2,119)
Facilities restructuring and severance costs	3,349	—
Gain on undesignated interest rate swap	—	(12,268)
Loss on termination of sales-type lease	2,307	—
Reversal of sales-type lease liabilities	(2,853)	—
Other non-cash items	(242)	(152)
Changes in working capital and other accounts	(30,942)	(302)

NET CASH PROVIDED BY OPERATING ACTIVITIES	56,327	104,714

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures (including capitalized interest(a))	(15,050)	(49,471)
Distribution from equity investment	—	902
Acquisitions, net of cash acquired	—	(377)

NET CASH USED IN INVESTING ACTIVITIES	(15,050)	(48,946)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	900,000	—
Repayments of long-term debt	(290,000)	(4,150)
Dividends to stockholders	(200,000)	(47,508)
Capitalized costs of initial public offering	(37,385)	—
Capitalized debt issuance costs	(634)	—
Repayments of incentive obligations	(3,061)	(2,824)
Funding of capital expenditures by customer	—	24,446
Other equity related transactions	19	3

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	368,939	(30,033)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	47	123

NET INCREASE IN CASH AND CASH EQUIVALENTS	410,263	25,858
CASH AND CASH EQUIVALENTS, beginning of period	38,982	126,307
CASH AND CASH EQUIVALENTS, end of period	$449,245	$152,165

(a)             Includes Capitalized Interest of $4.7 million and $5.9 million for the quarters ended March 31, 2005 and 2006, respectively.

PanAmSat Holding Corporation
Selected Segment Data (Unaudited)
(Amounts in thousands)

	Three Months Ended
	March 31, 2005	March 31, 2006
FSS
Revenue	$193,869	$200,083
Depreciation and Amortization Expense	69,454	69,342
Income from operations	69,513	102,297
Segment EBITDA*	160,049	166,158
Capital Expenditures	14,286	48,707

G2
Revenue	$20,459	$19,845
Depreciation and Amortization Expense	311	416
Income from operations	2,981	3,262
Segment EBITDA*	3,422	3,668
Capital Expenditures	764	764

Eliminations
Revenue	$(5,520)	$(6,699)

Parent
Loss from operations	$(399)	$(7,173)

Total
Revenue	$208,808	$213,229
Depreciation and Amortization Expense	69,765	69,758
Income from operations	72,095	98,386
Capital Expenditures	15,050	49,471

* See Reconciliation of Income From Operations to Segment EBITDA on the pages 12 and 13.

NON-GAAP RECONCILIATION TABLES

PanAmSat Holding Corporation
G2 Operating Segment
Non-GAAP Revenue Reconciliation (Unaudited)
(Amounts in thousands)

G2 Revenues
As reported	$20,459	$19,845
Less: L-Band payload revenues	(842)	—
Adjusted G2 Revenues	$19,617	$19,845

Adjusted G2 revenues is not a presentation made in accordance with GAAP and does not purport to be an alternative to G2 revenues determined in accordance with GAAP. Because not all companies use identical calculations, this presentation of Adjusted G2 revenues may not be comparable to other similarly titled measures of other companies. The table above sets forth a reconciliation of G2 revenues to Adjusted G2 revenues for the periods indicated.

Adjusted G2 revenues is defined as G2 revenues as reported less L-Band payload revenues recognized during each respective period. L-Band payload revenues represent revenues recognized on a long-term construction contract with a customer to construct an L-Band navigational payload on our Galaxy 15 satellite. This construction contract has had a substantial impact on G2’s business but is very different from G2’s core business of selling satellite and non-satellite bandwidth, selling equipment and performing consulting and managed network services. Management therefore analyzes G2’s results with and without these L-Band payload revenues in order to evaluate G2’s core business elements.

PanAmSat Holding Corporation
Adjusted EBITDA Reconciliation (Unaudited)
(Amounts in thousands)

	Three Months Ended March 31,
	2005	2006
Reconciliation of Net Cash Provided by Operating Activities to Net Income:
Net cash provided by operating activities	$56,327	$104,714
Depreciation and amortization	(69,765)	(69,758)
Deferred income taxes	7,615	(9,394)
Amortization of debt issuance costs and other deferred charges	(5,312)	(5,389)
Accretion on senior discount notes	(6,534)	(7,230)
Loss on early extinguishment of debt	(9,521)	—
Provision for uncollectible receivables	(90)	2,119
Facilities restructuring and severance costs	(3,349)	—
Gain on undesignated interest rate swap	—	12,268
Loss on termination of sales-type lease	(2,307)	—
Reversal of sales-type lease liabilities	2,853	—
Other non-cash items	242	152
Changes in assets and liabilities, net of acquired assets and liabilities	30,942	302
Net income	$1,101	$27,784

Reconciliation of Net Income to EBITDA:
Net income	$1,101	$27,784
Interest expense, net	75,526	60,557
Income tax expense (benefit)	(4,532)	10,045
Depreciation and amortization	69,765	69,758
EBITDA	$141,860	$168,144

Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA	$141,860	$168,144
Adjustment of sales-type leases to operating leases(a)	6,533	5,501
Loss on termination of sales-type leases(b)	2,307	—
Restructuring charges(c)	3,349	(24)
Reserves for long-term receivables(d)	(2,853)	—
Transaction-related costs(e)	10,648	8,514
Gain on undesignated interest rate swap(f)	—	(13,240)
Other items(g)	1,594	652
Adjusted EBITDA	$163,438	$169,547

	Three Months Ended March 31,
	2005	2006
	(In thousands)
Adjusted EBITDA Margin Reconciliation:
Revenues	$208,808	$213,229
Adjustment of sales-type leases to operating leases(a)	6,533	5,501
Adjusted Revenues	$215,341	$218,730
Adjusted EBITDA	$163,438	$169,547
Adjusted EBITDA Margin(h)	76%	78%

Adjusted EBITDA is not a presentation made in accordance with GAAP, and does not purport to be an alternative to net income (loss) determined in accordance with GAAP or as a measure of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The table above sets forth a reconciliation of Adjusted EBITDA and EBITDA to net income and to net cash provided by operating activities for the periods indicated.

The indenture governing the Company’s 10 3/8% senior discount notes, the indenture governing PanAmSat Corporation’s 9% senior notes and PanAmSat Corporation’s senior secured credit facilities contain financial covenant ratios, specifically total leverage and interest coverage ratios, that are calculated by reference to Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, further adjusted to give effect to unusual items, non-cash items and other adjustments specifically required in calculating covenant ratios and compliance under the indenture governing the Company’s 10 3/8% senior discount notes, the indenture governing PanAmSat Corporation’s 9% senior notes and PanAmSat Corporation’s senior secured credit facilities. These adjustments include unusual items such as severance, relocation costs and one-time compensation charges, non-cash charges such as non-cash compensation expense and the other adjustments shown below. Adjusted EBITDA is a material component of these covenants. For instance, non-compliance with the financial ratio maintenance covenants contained in the senior secured credit facilities could result in the requirement that PanAmSat immediately repay all amounts outstanding under such facilities and a prohibition on PanAmSat paying dividends to the Company, and non-compliance with the debt incurrence ratios contained in the Company’s 10 3/8% senior discount notes and PanAmSat Corporation’s 9% senior notes prohibit us from being able to incur additional indebtedness or make restricted payments, including payments of dividends on our common stock, other than pursuant to specified exceptions. In addition, under the restricted payments covenants contained in the indentures, the ability of the Company and PanAmSat Corporation, as applicable, to pay dividends is restricted by a formula based on the amount of Adjusted EBITDA. We believe the adjustments listed below are in accordance with the covenants discussed above.

(a)                                  For all periods presented, adjustment of sales-type leases to operating leases represents the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected.

(b)                                 For the three months ended March 31, 2005, loss on termination of sales-type lease represents the non-cash loss of $2.3 million incurred upon the conversion of one of our customer’s sales-type lease agreements to an operating lease agreement.

(c)                                  Restructuring charges represent severance costs, leasehold termination costs and/or other facility closure costs.

(d)                                 For the three months ended March 31, 2005, amount represents the reversal of approximately $2.9 million of in-orbit insurance liabilities related to sales-type leases on our Galaxy 10R satellite that are no longer insured. In January 2005, the insurance policy covering our Galaxy 10R satellite expired, was not replaced and as a result, this satellite and its related assets are no longer insured.

(e)                                  For the three months ended March 31, 2005, amount represents (i) $10.0 million paid to the Sponsors on March 22, 2005, in relation to the  termination of their respective management services agreement with us and (ii) third party costs incurred in relation to the amendment of our senior secured credit facility which was effective in March 2005. For  the three months ended March 31, 2006, amount represents costs associated with the Intelsat Merger.

(f)                                    For the three months ended March 31, 2006, amount represents the change in the fair value of the interest rate swap and swap interest earned. During the first quarter of 2006, the interest rate swap was undesignated and therefore did not qualify for hedge accounting treatment under Generally Accepted Accounting Principles.

(g)                                 For the three months ended March 31, 2005, other items consist of (i) $0.5 million of expenses for management advisory services from the Sponsors for the period from January 1, 2005 through March 22, 2005, (ii) $0.3 million loss on disposal of fixed assets and (iii) $0.8 million of non-cash stock compensation expense. For the three months ended March 31, 2006, other items consist of (i) $0.4 million of non-cash amortization of acquisition-related costs, (ii) $0.3 million of non-cash stock compensation expense, (iii) $0.1 million loss on disposal of fixed assets, partially offset by $0.1 million of non-cash amortization related to a customer guarantee.

(h)                                 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by Adjusted Revenues (recorded revenue plus the principal portion of periodic sales-type lease payments made during the period that are recorded against the principal balance outstanding). See note (a)  above. Adjusted EBITDA Margin is not a presentation made in accordance with GAAP and does not purport to be an alternative to net income (loss) determined in accordance with GAAP or as a measure of operating performance determined in accordance with GAAP. The company utilizes Adjusted EBITDA margin as a measure of internal operating performance and to track the company’s operating performance against its competitors.

PanAmSat Holding Corporation
FSS and G2 Operating Segments
Reconciliation of Income From Operations To Segment EBITDA (Unaudited)
(Amounts in thousands)

	Three Months Ended March 31,
	2005	2006
FSS Operating Segment:
Reconciliation of income from operations to Segment EBITDA:
Income from operations	$69,513	$102,297
Depreciation and amortization	69,454	69,342
EBITDA	138,967	171,639
Adjustment of sales-type leases to operating leases (a)	6,533	5,501
Loss on termination of sales-type lease (b)	2,307	—
Restructuring charges (c)	3,219	(14)
Reserves for long-term receivables (d)	(2,853)	—
Transaction-related costs (e)	10,533	1,880
Gain on undesignated interest rate swap (f)	—	(13,240)
Other items (g)	1,343	392
Segment EBITDA	$160,049	$166,158

G2 Operating Segment:
Reconciliation of income from operations to Segment EBITDA:
Income from operations	$2,981	$3,262
Depreciation and amortization	311	416
EBITDA	3,292	3,678
Restructuring charges (c)	130	(10)
Segment EBITDA	$3,422	$3,668

We evaluate the performance of our operating segments based on several factors, of which the primary financial measure is segment net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude non-recurring items and other non-cash adjustments largely outside of the segment operating managers’ control (“Segment EBITDA”). Segment EBITDA is presented herein because our chief operating decision maker evaluates and measures each business unit’s performance based on its Segment EBITDA results.

(a)                                  For all periods presented, adjustment of sales-type leases to operating leases represents the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected.

(b)                                 For the three months ended March 31, 2005, loss on termination of sales-type lease represents the non-cash loss of $2.3 million incurred upon the conversion of one of our customer’s sales-type lease agreements to an operating lease agreement.

(c)                                  Restructuring charges represent severance costs, leasehold termination costs and/or other facility closure costs.

(d)                                 For the three months ended March 31, 2005, amount represents the reversal of approximately $2.9 million of in-orbit insurance liabilities related to sales-type leases on our Galaxy 10R satellite that are no longer insured. In January 2005, the insurance policy covering our Galaxy 10R satellite expired, was not replaced and as a result, this satellite and its related assets are no longer insured.

(e)                                  For the three months ended March 31, 2005, amount represents (i) $10.0 million paid to the Sponsors on March 22, 2005 in relation to the termination of their respective management services agreement with us and (ii) third party costs incurred in relation to the amendment of our senior secured credit facility which was effective in March 2005. For the three months ended March 31, 2006, amount represents costs associated with the Intelsat Merger.

(f)                                  For the three months ended March 31, 2006, amount represents the change in the fair value of the interest rate swap and swap interest earned. During the first quarter of 2006, the interest rate swap was undesignated and therefore did not qualify for hedge accounting treatment under Generally Accepted Accounting Principles.

(g)                               For the three months ended March 31, 2005, other items consist of (i) $0.5 million of expenses for management advisory services from the Sponsors (ii) $0.3 million loss on disposal of fixed assets and (iii) $0.5 million of non-cash stock compensation expense. For the three months ended March 31, 2006, other items consist of (i) $0.4 million of non-cash amortization of acquisition-related costs, (ii) $0.1 million of non-cash stock compensation expense, (iii) $0.1 million loss on disposal of fixed assets, partially offset by $0.1 million of non-cash amortization related to a customer guarantee.